EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-143150 and 333-52857 on Form S-3, in Amendment No. 1 to Registration Statement No. 333-114858 on Form S-4, in Registration Statement Nos. 333-158656, 333-152505, 333-136920, 333-129176 and 333-129175 on Forms S-8 and in Post-Effective Amendment Nos. 333-162959, 333-148525, 333-167011 and 333-179784 of our report dated February 27, 2012 (February 28, 2014 as it relates to Notes 3, 5, 10, 11, 16 and 24), relating to the consolidated financial statements and financial statement schedule of Rayonier Inc. and subsidiaries (the "Company") appearing in this Annual Report on Form 10-K of Rayonier Inc. and subsidiaries for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP
Certified Public Accountants

Jacksonville, FL
February 28, 2014